A Full, Narrative
                        Appraisal Report of



      A Proposed 60 Unit Facility Containing 18 Independent Living Units,
            18 Assisted Care Units and 24 Mental Disorder Units
             and Located on the Southside of Brandon Avenue
                     Within the Corporate Limits of
                Bossier City, Bossier Parish, Louisiana



                                For

                  Senior Retirement Communities, Inc.
                         507 Trenton Street
                       West Monroe, Louisiana


                               As Of
                          October 15, 1997


                            Prepared by
                       Robert M. McSherry, MAI
            Louisiana Certified General Appraiser No. 0891
                        3760 Chelsea Drive
                    Baton Rouge, Louisiana 70809

ROBERT M. MC SHERRY, MAI                          3760 Chelsea Drive
                                                  Baton Rouge, Louisiana 70809
Phone (504)924-8093





October 8, 1997


Senior Retirement Communities, Inc.
507 Trenton Street
West Monroe, Louisiana

RE: A proposed 60 unit facility containing 18 independent living units, 18 assisted care units and 24 mental disorder units and located on the southside of Brandon Avenue within the corporate limits of Bossier City, Bossier Parish, Louisiana.

Dear Sir:

In accordance with your request to provide an estimate of the Estimated Market Value of Fee Simple Interest of the Going Concern of the property identified as a proposed 60 unit facility containing 18 Independent Care Units, and 18 Assisted Care Units and 24 Mental Disorder Units and located within the corporate limits of Bossier City, Bossier Parish, Louisiana, we have personally inspected the subject site and reviewed the submitted plans and specifications for the proposed improvements and conducted a thorough review and analysis of all matters pertinent for the Estimate of Market Value herein contained.

Market Value as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.     buyer and seller are typically motivated;
b. both parties are well informed or well advised, and each acting in what he considers his own best interest;
c.     a reasonable time is allowed for exposure in the open market,
d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

Robert M. McSherry, MAI

Page Two


e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Interest is defined by the Appraisal Institute as being, "a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation. An inheritable estate".

Going Concern Value is "the value created by a proven property operation." It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to business value. Special purpose properties such as the subject are appropriate for only one use or for a very limited number of uses. The highest and best use of a special purpose property as improved, is probably the continuation of its current use, if that use remains viable. Therefore, in the case of special purpose properties a going concern value is considered appropriate.

In this instance the subject property has an excellent location within a viable market. As long as quality management is maintained, it's Market Value would be the same as it's Going Concern Value.

Included is our appraisal report which contains the various exhibits and data utilized in arriving at the herein contained estimate of Market Value for the subject property.

It is our opinion that the property herein identified as the proposed 60 unit Independent, Assisted Care and Mental Disorder Care facility identified as
The Arbor of Bossier City, L.L.C. and located on the southside of Brandon Avenue within the corporate limits of Bossier City, Bossier Parish, Louisiana, was estimated to have a Market Value, as of October 15, 1997, of:

                SIX MILLION THREE HUNDRED TEN THOUSAND DOLLARS
                              ($6,310,000.00)


Robert M. McSherry, MAI

Allocated:
     LAND:                                       $  525,000.00
     IMPROVEMENTS:                               $2,660,000.00
     FURNITURE, FIXTURES & EQUIPMENT:            $  108,000.00
     GOODWILL:                                   $2,243,000.00

The subject property is proposed at the present time and this appraiser has been provided with only preliminary plans and specifications for the property. The herein contained Estimate of Market Value is conditioned upon receipt of a complete set of working drawings for the improvements and for the completion of the improvements in accordance with the plans and specifications utilizing quality materials and workmanship within a reasonable period of time. A final inspection by this appraiser will be required to ascertain the assumptions utilized in preparing this appraisal report have been fulfilled.

If we may be of further service to you in regard to this property or in any other manner, please do not hesitate to contact us at your earliest convenience.

Respectfully submitted,

/S/ROBERT M. MCSHERRY

Robert M. McSherry, MAI
Louisiana Certificated General Appraiser No. 0891

Robert M. McSherry, MAI

                            EXECUTIVE SUMMARY


Location:                            Southside of Brandon Avenue just east of
                                     Industrial Drive within the Corporate
                                     Limits of Bossier City, Bossier Parish,
                                     Louisiana


Interest Appraised:                  Fee Simple Interest

Site:                                6 Acres or 261,360 Square Feet

Building Description:                The property will include eighteen (18)
                                     independent care living units, 18
                                     assisted care living units and 24 mental disorder units all located within a contiguous building with the common area amenities including a full service kitchen, a dining area, activities area, office/reception area, adequate bathrooms which would be fully equipped to satisfy the needs of the residents of the assisted care facilities and the mental disorder units as well as storage areas and other required additions to render the subject property a functional congregate care facility catering to both those who desire independent living arrangements and those requiring assisted care as well as mental disorder patients.

                                     Construction characteristics include a
                                     reinforced poured concrete foundation,
                                     wood framing, with a combination of brick veneer and vinyl siding exterior walls with the roof being of composition shingles. Although the property is proposed at the present time, this appraiser is aware of a similar property which has been constructed by the owners of the subject and our physical inspection of this existing complex has been utilized in conjunction with the submitted plans and specifications.

                                     The property is considered to be a most
                                     functional facility and the independent
                                     living units located away from the
                                     assisted care units

Robert M. McSherry, MAI
                                     is considered a most attractive amenity
                                     to the property and should be well
                                     accepted by the local market.

Highest and Best Use:                Congregate care facility including both
                                     independent living and assisted care
                                     units

Cost Approach to Value               $3,290,000.00

Market Approach to Value             N/A

Income Approach to Value:
 Stabilized Net Income:              $6,310,000.00
 Discounted Cash Flow Value:         $5,940,000.00

Final Value Estimate:                $6,310,000.00

Allocated:

     Land                            $  525,000.00
     Improvements                    $2,660,000.00
     Furniture, Fixtures
      and Equipment                  $  108,000.00
     Goodwill                        $2,243,000.00

Robert M. McSherry, MAI

                     IDENTIFICATION OF THE PROPERTY
The property being inspected and analyzed and for which the Market Value Estimate of the Fee Simple Interest of the Going Concern is applicable is a 6 acre tract of land which will basically rectangular shaped tract of land having frontage along the southside of Brandon Avenue and located within the corporate limits of Bossier City, Bossier Parish, Louisiana. The property being appraised is a portion of a larger 23.46 acre tract of land and the property has not been officially partitioned as of the date of this appraisal. The property is located in portions of Sections 23 and 24, Township 18 North, Range 13 West, Bossier Parish, Louisiana and, as a condition of this appraisal report, a complete legal description and metes and bounds survey of the subject site will be required to ascertain the assumptions utilized within this appraisal report have been fulfilled.

Robert M. McSherry, MAI

                          PURPOSE OF THE APPRAISAL

The purpose of this report is to communicate, in a narrative format, the data and reasoning that the appraisers have utilized to form the herein contained estimate of Market Value of the Fee Simple Interest of the Going Concern for the property identified as a proposed 60 unit facility including 18 independent living units, 18 assisted care units and 24 mental disorder units and located on the southside of Brandon Avenue, Bossier City, Louisiana.

                         OBJECTIVE OF THE APPRAISAL
The objective of this appraisal report is to provide an estimate of the Market Value of the Fee Simple Interest of the Going Concern of the property for use by The Arbor Group of Bossier City, L.L.C. as well as selective lenders in order to obtain long term financing of the subject property and for the internal use of The Arbor Group of Bossier City, L.L.C.

The Subject property was personally inspected by this appraiser both before and after the date of this appraisal and the submitted plans and specifications reviewed. As the property is proposed construction, a final inspection of the property will be required by the appraiser to ascertain the assumptions utilized within this appraisal report have been fulfilled and this appraisal is also conditioned upon being completed in accordance with the plans and specifications utilizing quality materials and workmanship throughout. Other additional conditions are contained in an additional section of this report.




Robert M. McSherry, MAI

                          DATE OF THE APPRAISAL
The date of this estimate of Market Value of Fee Simple Interest applies is, as of October 15, 1997.

Robert M. McSherry, MAI

                       DEFINITION OF SIGNIFICANT TERMS

Market Value, as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition, is the consummation of a sale as of a specified data and the passing of title from seller to buyer under conditions whereby:

a.     buyer and seller are typically motivated;

b. both parties are well informed or well advised, and each acting in what he considers his own best interest;

c.     a reasonable time is allowed for exposure in the open market:

d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Interest is defined by the Appraisal Institute as being, "a fee without limitations to any particular class of heirs or restrictions thetas subject to the limitations of eminent domain, escheat, police power and taxation. An inheritable estate".

Going Concern Value is "the value created by a proven property operation." It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an

Robert M. McSherry, MAI
intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to business value. Special purpose properties such as the subject are appropriate for only one use or for a very limited number of uses. The highest and best use of a special purpose property as improved, is probably the continuation of its current use, if that use remains viable. Therefore, in the case of special purpose properties a going concern value is considered appropriate.

Robert M. McSherry, MAI

                     PROPERTY RIGHTS APPRAISED

This assignment concerns the appraisal of the Fee Simple Interest with Fee Simple Interest defined in Real Estate Appraisal Terminology as being, a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation An inheritable estate".

              STATEMENT OF OWNERSHIP AND RECENT HISTORY

The larger tract from which the subject property will be partitioned is under the ownership of Patterson Insurance Group, John S. Turner, Ben Thomas, and Charles Coyle, dba Coyle Engineering in various percentages. The proposed 6 acre tract which is the subject of this appraisal report will be partitioned from a larger 23.476 acre tract and will be located on the southside of Brandon Avenue. The subject site will be surveyed and the anticipated sales price will be $2.00 per square foot or $87,120.00 per acre.

The property has been owned by Patterson Insurance Group, et al in excess of five years and the transaction in which the subject site will be transferred to the Arbor Group of Bossier City, LLC is considered representative of market value of the subject property.

                         DATE OF THE APPRAISAL

The effective date of this appraisal is October 15, 1997. The subject site was personally inspected by this appraiser both before and after this date and the

Robert M. McSherry, MAI
submitted plans and specifications for the proposed improvements were also reviewed by the appraiser prior to the date of the appraisal.

Robert M. McSherry, MAI

                    ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report has been made with the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for matters including legal or title consideration. Title to the property is assumed to be good and marketable unless otherwise stated.

2. The property is appraised free and clear of any and all liens or encumbrances unless otherwise stated.

3.     Responsible ownership and competent property management are assumed.

4. The information furnished by others is believed to be reliable. No warranty, however, is given for its accuracy.

5. All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6. It is assumed that there are no hidden or apparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7. It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

8. It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a nonconformity has been stated, defined, and considered in the appraisal report.

9. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state or national government or private entity or organization have been, or can be obtained or renewed for any use on which the value estimate contained in this report is based.

Robert M. McSherry, MAI

10. It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

11. The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

12. The appraisers herein, by reason of this appraisal, are not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

13. Possession of this report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraisers, and in any event only with proper written qualification and only in its entirety.

14. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or the firm with which the appraisers are connected) shall be disseminated to the public through advertising, public relations, new, sales, or other media without the prior written consent and approval of the appraisers.

15. The existence of hazardous materials, which may or may not be present on the subject property, was not observed by the appraisers. The appraisers have the knowledge of the existence of such materials on or in the subject property. However, the appraisers are not qualified to detect such substances and the presence of potential hazardous materials may affect the value of the property. This value estimate contained within this report is predicated on the assumption that no such hazardous materials are present on or in the property. No responsibility is assumed for any such conditions or for any expertise or any knowledge required to discover these items. This should be accomplished by an expert in the field and is a condition of this appraisal report.

16. That the appraiser has personally inspected the subject property and finds no obvious evidence of structural deficiencies, except as stated in this report; however, no responsibility for hidden defects or conformity to specific governmental requirements, such as the Americans with Disabilities (ADA) or fire, building and safety, earthquake, or occupancy codes, etc., can be assumed without provision of specific professional or governmental inspections.

Robert M. McSherry, MAI

17. This property is proposed at the present time and the appraisal is conditioned upon the completion of the subject property in accordance with the submitted plans and specifications utilizing quality materials and workmanship throughout. A final inspection by the appraiser would be required in order to ascertain the assumptions utilized in arriving at the herein contained Estimate of Market Value have been fulfilled.

18. This appraisal is not based on a requested minimum valuation, a specific valuation or the approval of the loan.

19. The Forsythe Group or it's successor will provide water and sewer services to the subject property. An additional condition of this report is the fulfillment of this commitment prior to the completion of the proposed improvements and in compliance with all appropriate governmental and other requirements.

20. The subject property will be a portion of a larger tract and no complete boundary survey or legal description has been provided this appraiser. As a condition of this appraisal report, a complete boundary survey and plat will be required by the appraiser to ascertain the assumptions utilized within this report have been fulfilled.

Robert M. McSherry, MAI

                             SHREVEPORT/BOSSIER CITY DATA

Shreveport, Louisiana is located in the northwest corner of the state and is the parish seat of Caddo Parish. The city has grown into a metropolitan with a population estimated at 201,568 (1990 estimate), and continues to demonstrate a steady and economically sound growth rate while Caddo Parish has an estimated population of 246,706, according to the 1990 census. The average annual per capita income for the city as well as the parish are reflected below:

AVERAGE ANNUAL PER CAPITA INCOME

              Year                Parish                 State
              1993                $11,349                $10,192
              1987                $12,975                $11,482
             % Change               14%                    13%

Shreveport, as the hub of the Ark-La-Tex, serves the wholesale and retail needs of the area. Retail sales total over one billion dollars annually in the metropolitan area. Major manufacturers operating in the area are as follows:


MAJOR MANUFACTURING

        Firm                     Product                  Employment

       Lycent Technologies      Telephones                   1,350
       General Motors           Trucks                       2,966
       Libbey Glass             Table Glassware              1,061
       General Electric         Transformers                   550
       Frymaster                Electronic Frying Equipment    500
       GNB Battery              Batteries                      386
       Atlas Processing         Oil Refining                   300

Robert M. McSherry, MAI

Shreveport is rapidly becoming a major educational and medical center with 13 hospitals, 10 universities and colleges, 76 K-12 public schools and 17 private/parochial schools. Medical and health services bring in thousands of people from the region for consultation and treatment. In the fall of 1969, LSU's School of Medicine in Shreveport held it's first classes, with the Confederate Memorial Hospital serving as its teaching hospital. Four year college programs are offered by LSU-Shreveport, Centenary College, a private, Methodist Church sponsored liberal arts institution established in 1825; and by Southern University's branch.

Shreveport is also the major center of entertainment from a cultural, tourist and recreational standpoint. Art attractions include the Louisiana State Exhibit Museum; the R.W. Norton Art Gallery; the R.S. Barnwell memorial Library; Centenary College and LSU-Shreveport Libraries; private art galleries; and commercial retailers. Musical entertainment is provided by the Community Concert Association; the Shreveport Symphony and the Shreveport Civic Opera Society, along with numerous other popular and classical musical productions. Other entertainment events held during the year are the Louisiana State Fair, and the Holiday in Dixie Festival.

Rail systems serving the Shreveport/Caddo Parish area include Kansas City Southern, Union Pacific, and Southern Pacific. Interstate common carriers also provide service include ABF Freight System, Roadway Express, SAIA Motor Freight, Yellow Freight Systems, Southwestern Motor Freight, and Woodline Motor Freight.

Robert M. McSherry, MAI

Bossier City, Shreveport's sister city on the east side of the Red River, is home of Barksdale Air Force Base, a 21,000 acre permanent base which is the home of Headquarters, Eight Air Force, one of the three numbered commands of S.A.C. Also located at Barksdale is the 2nd Bomb Wing, the organization responsible for the major missions of the base itself, with its many support organizations. Other specialized tenant organizations are also based at Barksdale.

Louisiana Downs, a thoroughbred racetrack, is beginning another racing season, and is located in Bossier City. The facility, completed in 1974 at a cost of $10 million, is one of the largest and most modern of its kind in the country.

The current situation as it affects the oil and gas industry indicates dramatic improvement in the area economy is expected. An improving economy is expected over the next three to five years from the area unless extraordinary occurrences affecting oil prices and supplies occur.

River boat gaming has become a significant economic factor in the area economy with several boats now located in the area. An additional boat is forthcoming and all boats are adding land based facilities to support their gaming operation. The Shreveport-Bossier market is one of the best in the state, primarily due to it's location to East Texas. This economic stimulus has been a boon to the area and should continue to be an advantage to the area economy.

Robert M. McSherry, MAI

NEIGHBORHOOD DATA

A Neighborhood may be defined as a homogeneous grouping of individuals, buildings, or business enterprises within a larger community. These groupings are usually devoted to residential use, trade and service activities, or cultural and civic activities. Residential neighborhoods tends to reflect characteristics of their inhabitants, expressing the mutual desires of people with comparable interests, related traditions, and similar social and economic status.

The neighborhood in which the subject property is located is considered to be that area lying along either side of Industrial Drive to the South, U.S. Highway 80 to the north and extending in an easterly/westerly direction along U.S. Highway 80 for approximately two (2) miles in either direction. Inspection of this neighborhood revealed the area to feature a mixture of property types including both new or recently completed structures and some older, commercial properties including fast food restaurants, and other commercial and retail type properties.

Trends in the neighborhood tend to be for construction of various fast food type properties along Industrial Drive as this is considered a primary arterial roadway providing an access to Interstate 20 in both as easterly and westerly direction along the southerly boundary of the neighborhood. Industrial Drive is a four-lane, municipally maintained traffic artery and, as noted, provides a connection with I-20 to the south and U.S. Highway 80 to the north.

Inspection of the neighborhood reveals a large amount of vacant land available for development with an ongoing development identified as Brandon Square

Robert M. McSherry, MAI

Subdivision being located in the southeast quadrant of the intersection of Industrial Drive and U.S. Highway 80. This subject development is the site of the subject property and has concrete streets and utilities in place at the present time.

Trends in the neighborhood tend to be for development of interior sites with either professional office space or other type commercial properties which do not require heavy exposure to vehicular traffic while the areas along Industrial Drive, an area exposed to heavy vehicular traffic are being developed with those type properties requiring this exposure. Trends in the neighborhood, although having been somewhat stagnant over the past several years, appear to be improving as the overall economy of the Shreveport and Bossier City area improves. The excellent access to the Interstate system as well as the large amount of available land, developed, is considered a positive factor and should aid in the continuing development and successful absorption of the various vacant sites contained within the subject's neighborhood.

Robert M. McSherry, MAI

                          SCOPE OF THE APPRAISAL

The appraiser has personally inspected the subject site and conducted an in-depth inspection of the neighborhood in which the subject property is located observing it's trends of development and characteristics.

Vacant land sales utilized in conjunction with the Cost Approach to Value and in determining the estimated Market Value of the subject site, as if vacant, and owned in Fee Simple have been inspected by this appraiser and a combination of data provided by the Marshall Valuation Service Cost Manual and other available in-file data has been utilized in the process of estimating the replacement cost new of the subject improvements.

In the final analysis, the appraiser has utilized and relied upon the experience of judgment based on the opinion of the quality and quantity of the data in arriving at the final value estimate of the Fee Simple Interest in the subject property.

The Income Approach to Value has been completed utilizing a stabilized net income capitalized into value and a discounted cash flow method. Economic rents were determined by rent comparables and current data utilized with respect to expense projections.

Robert M. McSherry, MAI

                          DESCRIPTION OF THE PROPERTY

                                  Site Data

Size, Shape and Topography
The subject site will be a 6 acre parcel of land which will be basically rectangular in shape and lying along the southside of Brandon Avenue, a two laned concrete street which exits Industrial Drive. The topography of the subject property is level and typical of the topography of the surrounding areas and the elevation of the site is slightly above the elevation of Brandon Avenue. Inspection of the site did not reveal any detrimental physical characteristics which would affect the development of the subject property to it's Highest and Best Use or the proposed utilization of the property.

Utilities
The subject property is located inside the corporate limits of Bossier City, Bossier Parish, Louisiana and is provided with all city utilities and services available to properties within the corporate limits of Bossier City including police and fire protection, public water, sewerage disposal, and refuge disposal. Telephone service, electrical service and natural gas service is provided by the local utility companies servicing the area.

Access
Access to the subject development is provided as a result of the location of Industrial Drive along the western boundary of the development and U.S. Highway 80 along the northern boundary of the development. Both U.S. Highway 80 and Industrial Drive are multi-lane, state maintained roadways which are adequate to handle traffic flow through the area over the foreseeable future.

Robert M. McSherry, MAI

Interstate 20 is a major east-west interstate highway through this portion of Louisiana and provides access from the subject property into the downtown areas of both Bossier City and Shreveport and the location of U.S. Highway 80, Industrial Drive and the intersections of Industrial Drive and Interstate 20 provides excellent access to the subject property from all areas of Shreveport and Bossier City.

The I-220 Loop is located in the proximity of the property and also aids in providing excellent access to the subject from all areas of north Bossier and Caddo Parishes.

Zoning

Review of the zoning map found in the Bossier City City Hall indicates the subject property to be currently zoned "B-3" which is Community Central Business District. This zoning ordinance is reproduced and contained within the addendum of this appraisal report for the benefit of the reader and this zoning classification provides a multitude of uses and the estimated Highest and Best Use of the subject property is for a variety of commercial type development which is considered to be a legal and conforming use in accordance with the zoning ordinance.

This appraiser has not conducted an in-depth review with respect to the abstract to the subject site but no deed restrictions or other restrictive covenants are assumed to exist which would affect the development of the subject property to its highest and best use. However, this should be ascertained by competent legal authority and is a condition of this appraisal report.

Robert M. McSherry, MAI

Drainage
Review of Flood Hazard Maps found in the Bossier City Municipal Office indicated the subject property to be located in a Flood Zone "C" and flood insurance is not required for the subject property. The applicable flood map is identified as Map No. 220033-005-C with an effective date of April 4, 1983.

Again it is noted that flood insurance is not required for the subject property according to available maps but this should be ascertained by competent surveyor or engineer.

Tax Data
The subject property is proposed construction property and the taxes on the vacant land only are minimal. The subject property will be placed on the Bossier Parish tax roles the year after it is completed and at that time will be assessed and the tax liability can be estimated. For the purposes of this appraisal report and for the utilization in the Income Approach, taxes have been projected based on comparable properties but are subject to change once the property is completed and placed on the tax roles.

Robert M. McSherry, MAI

LOCATION MAP

Robert M. McSherry, MAI

    [PICTURE OF CITY MAP INDICATING THE SUBJECT PROPERTY]

                      DESCRIPTION OF THE IMPROVEMENTS

The proposed facility would be constructed within a single building but a building comprised of different component sections housing the various types of units including the independent living, assisted living and mental disorder units. The building is a modified T-shape and comes to a total of 42,829 square feet of heated area. The assisted living units contained within this facility will contain approximately 485 square feet of living area and feature a bedroom, living room, kitchenette and full bath with shower. The assisted living units will be identical to the independent living units in all respects. The mental disorder units located in a separate structure at the rear of the property will contain 283 square feet of living area and feature a half bath with a toilet and lavatory and bedroom area.

Construction characteristics for all buildings include reinforced poured concrete foundation with adequate grade beams and both interior and perimeter footings with the exterior being wood framing utilizing a combination of brick veneer vinyl with the roof being a composition shingle roof over wood decking. Windows will be insulated, horizontal slide aluminum windows with each unit in the assisted care section having it's own central HVAC unit as well as the common areas with zoned units with each of the independent living cottages also having separate HVAC.

Interior construction will include a combination of vinyl and carpet or ceramic tile flooring, painted or vinyl covered sheetrock walls with acoustical ceilings. Lighting will be both standard and fluorescent fixtures.

Robert M. McSherry, MAI

Amenities to be contained within the assisted care portion of the building include a full service kitchen, dining room, activities area, whirlpool area, staff laundry, TV rooms, offices and other required amenities.

As previously noted, the total gross area contained within the subject property is 42,829 square feet. Of this total, 10,591 square feet is contained within the mental disorder wing including the associated common areas with 7,329 square feet contained within the common area core of the independent and assisted living units. Parking will be poured concrete and located at strategic locations around the site and will be adequate to fulfill the requirements of both the tenants and staff. Landscaping will be extensive and utilized in conjunction with the natural topography of the area should be most pleasing.

As noted, the subject property is proposed construction and this appraiser has been provided only the most preliminary plans and specifications. A complete set of working drawings will be provided the appraiser as a condition of this appraisal to ascertain the assumptions utilized within this report have been fulfilled. A final inspection by the appraiser will be required.

Robert M. McSherry, MAI

                            HIGHEST AND BEST USE

                               Introduction

The Appraisal Institute defined highest and best use as follows, "that legal use, at the time of the appraisal, which is the most profitable likely use to which a property can be put."

There are several basic factors which must be considered in order to make a proper determination of Highest and Best Use:

1. The use must be legal, that is, legally adaptable regarding zoning and other restrictions;

2.     The use must be probable, not conjectural or speculative;

3.     The property must be physically adaptable to use contemplated;

4.     There must be a demand for such use;

5. The use must be profitable, the highest return to the land over the longest period of time.

Highest and best use of the land (or site) if vacant and available for use may be different from the highest and best use of the improved property. This is true if the improvement is not an appropriate use, but it makes a contribution to the total property value in excess of the value of the site.

The above five tests have been applied to the subject property's vacant site. In arriving at the estimate of highest and best use, the subject site has been carefully analyzed.

Robert M. McSherry, MAI

                   HIGHEST AND BEST USE ASSUMING A VACANT SITE


Permissible Use
An investigation has been conducted in order to determine the zoning classification that encumbers the subject property. The results of this investigation has revealed that the subject site is currently zoned "B-3". The proposed utilization of the property as a congregate care development will be a legal, conforming use.

Possible Use
Inspection of the subject property's neighborhood has been made to determine any physical limitations that might be present. The result of this inspection has revealed the neighborhood is developed with mix of property types. The zoning applicable to the subject site allows for a variety of uses which enables the site to be utilized for the proposed utilization as a congregate care development.

Robert M. McSherry, MAI

                           THE APPRAISAL PROCESS

The real estate appraisal profession typically utilizes three basic approaches in the process of estimating the value of a parcel of real property. These approaches include the Cost Approach, the Income Approach and the Market Data Approach. The Cost Approach utilizes an estimate of reproduction or replacement costs new of the building and other on-site improvements to be contained within the subject property less accrued depreciation from all sources including physical curable and incurable deterioration, functional obsolescence and economic obsolescence to arrive at an estimate of depreciated reproduction or replacement costs for the improvements. The estimated value of the site, as if vacant, and determined by the comparison of the subject site with other similar parcels in either the immediate proximity of the subject or in other comparable areas is added to the depreciated reproduction or replacement cost estimate of the improvements to provide an indication of value of the property being appraised from the Cost Approach.

The Cost Approach is generally accorded the greatest credence in instances where the property being appraised is either a proposed property or a new property having little or no accrued depreciation or instances where the property being appraised represents a special purpose type property. In these instances, the Cost Approach is an accurate indication of value for the property and is accorded considerable credence in the reconciliation process.

The Income Approach to Value utilizes an estimate of gross annual income to be generated by the property being appraised as determined to be representative of economic rentals for this type property within the area less an allowance

Robert M. McSherry, MAI
considered typical for vacancy and collection losses to arrive at an estimate of effective gross annual income which is to be generated by the property. Expenses typically associated with the operation of this type property in accordance with prevailing lease terms and conditions in the area as well as data provided by analysis of the operating history of other similar type properties are projected and deducted from the effective gross annual income to arrive at an estimate of net operating income before recapture attributable to the subject. This net operating income is then capitalized by the most appropriate method available with respect to the subject property in particular and the appraisal problem in general into an indication of value for the property being appraised from the Income Approach. Another method of utilizing the Income Approach is the Gross Income Multiplier technique. This technique identifies the relationship between the sales price (value) of a property and its gross annual income earning potential. The Gross Income Multiplier is derived by dividing the sales price of a property by its gross potential income and, thus, is an excellent indicator of buyer, seller and investor attitudes toward the property being analyzed. An effective gross income multiplier is also excellent as it utilizes the actual gross income after vacancy to derive the multiplier. use depends upon available data.

The Market Data or Direct Sales Comparison Approach utilize sales of comparable improved properties in either the immediate proximity of the subject or in other comparable areas to derive a unit of comparison. Each of the various comparable sales are carefully reviewed and analyzed by the appraiser, adjusted for any dissimilarities between the subject property and the comparable sale in such areas as date of sale, location, design, condition, and other physical characteristics to result in an adjusted unit of comparison to be utilized in the

Robert M. McSherry, MAI

Market Data or Direct Sales Comparison Approach to provide an indication of value for the property being appraised.

The reconciliation is the method whereby all data provided by the various approaches utilized in the appraisal report are carefully analyzed and accorded weight in varying degrees. The approach which is considered to be the most representative of current buyer, seller and investor attitudes towards the subject property is accorded the greatest credence in the final analysis but all the approaches are interrelated and all data gathered and utilized in the various approaches must be carefully analyzed in the reconciliation process and to ignore any available data would be improper.

Robert M. McSherry, MAI

                           COST APPROACH TO VALUE

The Cost Approach to Value, like the Sales Comparison and Income Approaches, is based on comparison. in the Cost Approach, the cost to construct a building and the value of any existing building are compared. The Cost Approach to Value reflects market thinking in the recognition that market participants relate value to cost. Buyers tend to judge the value of an existing structure by comparing it to the value of a newly constructed building with optimal functional utility. Moreover, buyers adjust the prices they are willing to buy by estimating the cost to bring an existing structure to desired levels of functional utility.

Thus, by applying the Cost Approach, an appraiser attempts to estimate the difference in worth to a buyer between the property being appraised and a newly constructed building with optimal utility. An appraiser makes a sound value estimate by estimating the cost to construct a reproduction of or a replacement of the existing structure and then deducts all evidence of accrued depreciation in the property being appraised from the cost of the reproduction or replacement structure and the resulting figure, plus the value of the land, plus any entrepreneurial profit provides a value indication through the application of the Cost Approach.

The decision to utilize reproduction or replacement costs is most pertinent and the selection plays and important part in contributing to the validity of the Cost Approach. Replacement cost is defined in Real Estate Appraisal Terminology as being, "the cost of construction at current prices of a building having utility equivalent to the building being appraised but built with modern materials and

Robert M. McSherry, MAI
according to the current standards, design and layout. The use of the replacement cost concept presumably eliminates all functional obsolescence and the only depreciation to be measured is physical deterioration and economic obsolescence." The appraisers will utilize the replacement cost method supported by Marshall Valuation Service in conjunction with the construction cost estimate provided by knowledgeable contractors/engineers or architects.

                             DEPRECIATION

All types of accrued depreciation affecting the subject improvements were considered. Accrued depreciation is defined as, "the difference between reproduction cost new as of the date of the appraisal and the present contributory value of the improvements." Accrued depreciation is divided into three basic categories:physical deterioration (which includes curable and incurable), functional obsolescence (including curable and incurable), and economic obsolescence (which is always incurable). The following is a discussion of each type of depreciation and the observed depreciation applicable to the subject property.

Physical Deterioration, Curable
This type of depreciation is defined as, "the loss in value from cost new which can be recovered or offset through correction, repair, or replacement of the defective items causing the loss, providing the resultant value approximates the cost of the work." The property is proposed thus no deferred maintenance is present.

Robert M. McSherry, MAI

Physical Deterioration, Incurable
This type of depreciation is defined as, "the loss from cost new which is impossible to offset or which would involve an expenditure substantially in excess of the value increase resulting therefrom." The property is proposed and has an effective are of 0 years and a total economic life of 30 years.

Functional Obsolescence
Functional obsolescence is defined as, "the loss from cost new as of the date of the appraisal which is caused by a superadequacy, inadequacy, unattractive style, poor or inefficient layout or design." Items causing functional obsolescence can be either curable or incurable; it is curable only when it is profitable to cure the item. Incurable, functional obsolescence involves items of initiate which would not be economical to correct because the value would not increase so much as the cost of correction. Based on my inspection of the subject improvements, it is my opinion that they are totally adequate and comparable to similar properties in the same general price range, therefore, no loss of value from functional obsolescence exists.

Economic Obsolescence
This type of depreciation is defined as, "the loss from cost new as of the date of the appraisal due to causes external to the property boundaries." To measure this type of obsolescence the appraiser capitalizes the rent lost due to the external factor for the prorata share applicable to the building. As indicated in the site date, there are no undesirable external influences and, thus, there is no loss to the subject improvements due to economic obsolescence.

Robert M. McSherry, MAI

Entrepreneurial Profit
For the Cost Approach to provide a sound indication of value, a market derived entrepreneurial profit must be added to the direct and indirect costs. The profit figure is typically expressed as a percentage of total direct and indirect costs. Entrepreneurial profit is a necessary element in the motivation to construct the improvements. However, part or all of the profit may be lost as functional or external obsolescence if the market indicates that the improvements have a Market Value less than the current reproduction or replacement cost less physical deterioration.

The results of the investigation and analysis of this market data will appear as follows:

Robert M. McSherry, MAI

                          COMPARABLE LAND SALE 1


Date of Sale:                          October 2, 1996

Location:                              Northwest corner of I-49 at
                                       Industrial Loop, Shreveport, Louisiana

Brief Legal Description:               Tract in SE 1/4 of Section 16, T14-Rl,
                                       Caddo Parish, Louisiana

Recordation Data:                      CB 3141, Page 260, Caddo Parish,
                                       Louisiana

Grantor:                               Southport Development, LLC

Grantee:                               Circuit City Stores, Inc.

Sales Price:                           $1,063,710.00

Terms of Sale:                         OVC's

Cash Equivalency Price:                $1,063,710.00

Site Size:                             228,037 square feet; 5.2350 acres

Indicated Price/Acre:                  $203,192.00

Indicated Price/Sq. Ft.:               $4.66

Utilities:                             All available to be connected

Flood Zone:                            N/A

Zoning:                                "B-3"

Confirmation:                          Bill Sale (Grantor)
                                       Data Files

Robert M. McSherry, MAI

                           COMPARABLE LAND SALE 2

Date of Sale:                          August 19, 1996

Location:                              Eastside of I-49, SW corner of
                                       Enterprise, Shreveport, Louisiana

Brief Legal Description:               Tract in N 1/2 of Section 12, T16-Rl4,
                                       known as Metroplex Business Park.
                                       Caddo Parish, Louisiana

Recordation Data:                      CB 3132, Page 290, Caddo Parish,
                                       Louisiana

Grantor:                               John Nelson

Grantee:                               AMI, NISHA and RAJ, LLC

Sales Price:                           $413,820.00

Terms of Sale:                         Cash

Cash Equivalency Price:                $413,820.00

Site Size:                             87,120 square feet, 2 acres

Indicated Price/Acre:                  $206,910.00

Indicated Price/Sq. Ft.:               $4.75

Utilities:                             All available

Flood Zone:                            N/A

Zoning:                                "B-3"

Confirmation:                          Jim Dowling

Robert M. McSherry, MAI

                          COMPARABLE LAND SALE 3

Date of Sale:                          October 2, 1996

Location:                              NW corner of I-49 at Industrial,
                                       Shreveport, Louisiana

Brief Legal Description:               Tract in SE 1/4 of Section 16, T14-Rl,
                                       Caddo Parish, Louisiana

Recordation Data:                      CB 3141, Page 249, Caddo Parish,
                                       Louisiana

Grantor:                               Susan Buzick

Grantee:                               Southport Development, LLC

Sales Price:                           $1,720,500.00

Terms of Sale:                         Credit Sale

Cash Equivalency Price:                $1,720,500.00

Site Size:                             1,429,378 square feet; 32.8140 acres

Indicated Price/Acre:                  $52,431.00

Indicated Price/Sq. Ft.:               $1.20

Utilities:                             All available to be connected

Flood Zone:                            N/A

Zoning:                                "B-3"

Confirmation:                          Bill Sale

Robert M. McSherry, MAI

COMPARABLE LAND SALE 4

Date of Sale:                          June 20, 1996

Location:                              Stevens at Industrial,
                                       Shreveport, Louisiana

Brief Legal Description:               Tract Section 12, T16-Rl4, being S 1/2
                                       NE 1/4 and part of SE 1/4 North of
                                       Flournoy-Lucas Road, Caddo Parish,
                                       Louisiana

Recordation Data:                      CB 3122, Page 6, Caddo Parish,
                                       Louisiana

Grantor:                               Commercial National Bank

Grantee:                               Brookwood Baptist Church

Sales Price:                           $925,000.00

Terms of Sale:                         Cash

Cash Equivalency Price:                $925,000.00

Site Size:                             925,258 square feet; 21.241 acres

Indicated Price/Acre:                  $43,547.00

Indicated Price/Sq. Ft.:               $1.00

Utilities:                             All available

Flood Zone:                            N/A

Zoning:                                "R-A"

Confirmation:                          Data Files

Robert M. McSherry, MAI

COMPARABLE LAND SALE 5

Date of Sale:                          January 24, 1997

Location:                              South of Industrial at SE corner of
                                       I-49, Shreveport, Louisiana

Brief Legal Description:               Tract in NE of Section 16, Tl6-Rl4,
                                       Caddo Parish, Louisiana

Recordation Data:                      CB 3159, Page 343, Caddo Parish,
                                       Louisiana

Grantor:                               Steve Simon Construction Company,
                                       Inc.

Grantee:                               Sisters of Charity of the Incarnate Word

Sales Price:                           $1,118,660.00

Terms of Sale:                         Cash

Cash Equivalency Price:                $1,118,660.00

Site Size:                             456,595 square feet; 10.482 acres

Indicated Price/Acre:                  $106,721.00

Indicated Price/Sq. Ft.:               $2.45

Utilities:                             All available

Flood Zone:                            N/A

Zoning:                                Unknown, thought to be "R-A"

Confirmation:                          Vendee/Data Files

Robert M. McSherry, MAI

COMPARABLE LAND SALE 6

Date of Sale:                          August 18,1995

Location:                              Eastside of Airline Drive, at the
                                       southeast quadrant of I-220, Bossier
                                       City, Louisiana

Brief Legal Description:               Tract in Section 16, T18N-Rl3W,
                                       Bossier City, Louisiana

Recordation Data:                      Instrument #599781, Bossier Parish,
                                       Louisiana

Grantor:                               Haynesville Mercantile Company et al

Grantee:                               Wal-Mart Stores, Inc.

Sales Price:                           $1,892,594.88

Terms of Sale:                         Cash

Cash Equivalency Price:                $1,892,594.88

Site Size:                             946,297 square feet; 21.7240 acres

Indicated Price/Acre:                  $87,120.00/acre

Indicated Price/Sq. Ft.:               $2.00

Utilities:                             All available

Flood Zone:                            Not Available

Zoning:                                B-3 Community Business District

Confirmation:                          Vendor/Data Files

Robert M. McSherry, MAI

                          COMPARABLE LAND SALE 7

Date of Sale:                          April 11, 1995

Location:                              Westside of Benton Road; at the
                                       northwest quadrant of I-220, Bossier
                                       City, Louisiana

Brief Legal Description:               Tract in NE/4 of Section 8,
                                       Tl8N-Rl3W, Bossier Parish, Louisiana

Recordation Data:                      Instrument #592208, Bossier Parish,
                                       Louisiana

Grantor:                               Allan J. Kelly

Grantee:                               A.L. & W. Moore Trucking Company,
                                       Inc.

Sales Price:                           $200,000.00

Terms of Sale:                         Cash

Cash Equivalency Price:                $200,000.00

Site Size:                             83,200 square feet; 1.91 acres

Indicated Price/Acre:                  $104,712.04acre

Indicated Price/Sq. Ft.:               $2.40

Utilities:                             All available

Flood Zone:                            Not Available

Zoning:                                I-1 Light Industrial

Confirmation:                          Vendor/Data Files

Robert M. McSherry, MAI

                          COMPARABLE LAND SALE 8

Date of Sale:                          December 30, 1994

Location:                              I-220 Frontage Road north, between
                                       Benton Road and Airline Drive, Bossier
                                       City, Louisiana

Brief Legal Description:               Tracts A&B in Sections 9 & 16,
                                       Tl8N-Rl3W, Tract C in Sections 8, 9,
                                       16 & 17, Tl8N-Rl3W, and Tract D in
                                       Section 9, Tl8N-Rl3W, Bossier Parish,
                                       Louisiana

Recordation Data:                      Instrument #786854, Bossier Parish,
                                       Louisiana

Grantor:                               Haynesville Mercantile Company et al

Grantee:                               Willis-Knighton Medical Center

Sales Price:                           $4,084,664.76

Terms of Sale:                         Cash

Cash Equivalency Price:                $4,084,664.76

Site Size:                             1,565,372 square feet; 35.936 acres

Indicated Price/Acre:                  $113,664.98

Indicated Price/Sq. Ft.:               $2.61

Utilities:                             All available

Flood Zone:                            Not Available

Zoning:                                B-3 Community Business District

Confirmation:                          Deed of Record

Robert M. McSherry, MAI

                          COMPARABLE LAND SALES MAP

Robert M. McSherry, MAI

                       ANALYSIS OF COMPARABLE LAND SALES


Sale Number       Date       Size/Acre    Price/Acre   Price/Sq. Ft.
One            October 199     65.2       $203,192.00      $4.66
Two            August 1996      2         $206,910.00      $4.75
Three          October 1996    32.8        $52,431.00      $1.20
Four           June 1996       21.2        $43,547.00      $1.00
Five           January 1997    10.4        $106721         $2.40
Six            April 1995      21.724      $87,120.00      $2.00
Seven          April 199       51.91      $104,712.00      $2.40
Eight          December 1994   35.94      $113,664.00      $2.61

This appraisal contains eight sales of what are considered comparable properties with respect to both the subject property. Analysis of these sales has led to the following observations and adjustments by the appraiser.

Land Sales 1 and 2 are both smaller acreage tracts which feature vastly superior locations at the intersection of I-49 and Industrial Loop and require a downward adjustment for the size differential, but more importantly, for their superior location with respect to their actual location at the intersection and their visibility enjoyed by these properties. The physical characteristics enjoyed by these two sales are also vastly superior to those of the subject requiring, again, a downward adjustment.

Land Sales 3, 4 and 5 are all located in the immediate proximity of the I-49-Industrial Loop interchange but away from direct frontage and feature locations similar to that of the subject. The greatest emphasis has been placed on Sales 3 and 4 which are considered to be excellent indicators of current market value of the subject. However, this sale requires a slight downward adjustment for a superior location and superior physical characteristics.

Robert M. McSherry, MAI

Land Sales 6, 7 and 8 are all located along the I-220 Loop in Bossier City, Louisiana. All sales are considered excellent indicators of current attitudes with Sale 6 being perhaps the most similar with respect to the subject.

Sale 8 is also a large acreage tract and features a superior location, superior access and other superior characteristics again, requiring a slight downward adjustment for this factor.

Land Sale 7 is considered an excellent indicator of values and, after a slight downward adjustment for a superior location, is considered an excellent indicator of value.

After these eight sales contained within this appraisal report have been personally inspected by the appraiser, analyzed and adjusted for dissimilarities, as well as other sales contained in our appraisal files have been also reviewed, it is the opinion of the appraiser that the property identified as the site containing 6 acres is estimated to have a Market Value, as if vacant, and in it's current physical state of $2.00 per square foot.

Therefore, the Estimated Value of the subject property is thus summarized:

     261,360 square feet @ $2.00/square foot =                   $522,720.00

INDICATED VALUE OF SITE,
 AS IF VACANT (R/T)                                              $525,000.00

Robert M. McSherry, MAI

DISCUSSION OF COST APPROACH

In the construction of any project, the total cost of development can be divided into basic categories: direct or hard cost, and indirect or soft costs. As defined in Real Estate Appraisal Terminology, the definition of Direct Costs is, "the cost of direct labor and materials devoted specifically to a unit of work. In construction, these costs are directly related to site acquisition and construction of the improvements..." Defined in this same text, Indirect Cost is, "that cost in the development of a property which would not be included in a general contract for construction or for land acquisition..."

Direct costs include the cost of items such as land acquisition, construction of the buildings, equipment and fixtures, the builder's profit and overhead, any temporary buildings for on-the-job usage, power line installation, and the electrical power used in the construction. As indicated in the Cost Approach Schedule which follows, direct or hard costs have been broken down into categories of building area, elevators and other primary building costs.

Indirect, or soft costs, generally include fees, financing costs, and overhead. As the Cost Approach Schedule indicates, the indirect costs fall into 8 categories. The permits and fees sections include the estimated costs of a building permit, an appraisal, a survey and accounting and inspection charges. Architectural engineering estimates have been based on typical market charges. The legal expenses includes work done on both interim and permanent loan packages. The insurance costs indicated are limited to construction-period coverage including the builder's risk.

Robert M. McSherry, MAI

The closing cost estimate includes costs of closing both the interim and permanent loans. The interest expense is based on typical current market conditions and covers the period of time required to complete the construction of the project. The loan commitment fees are also based on current typical market conditions.

The appraiser's have relied upon the Marshall Valuation Service, a publication of Marshall & Swift, 1617 Beverly Boulevard, Post Office Box 26307, Los Angeles, California, in estimating the replacement costs new of the subject property improvements.

The Cost Approach to Value, as it applies to the property being appraised, is as follows:

Robert M. McSherry, MAI

                           COST APPROACH TO VALUE

Direct Costs:
 Assisted Living and Independent Living Units
     24,909 sq. ft. @ $47.00/sq. ft.                          $1,170,723.00
 Common Area Associated with Assisted and
  Independent Living Units
     7,329 sq. ft. @ $47.00/sq. ft.                           $  344,463.00
 Mental Disorder Units Including Common Areas
     10,591 sq. ft. @ $65.00/sq. ft.                          $  688,415.00


Total Direct Costs: Improvements                              $2,203,601.00

Indirect Costs:
 Plans, Specifications, Inspection   Included in Direct Costs
 Contractor's Overhead/Profit        Included in Direct Costs
 Interim Interest                    Included in Direct Costs
 Legal, Audit, Appraisal                   $ 44,000.00
 Financing Fees                            $176,200.00
 Misc. Expenses                            $ 50,000.00

Total Indirect Costs                                          $  270,200.00

Total Replacement Costs New: Improvements                     $2,473,801.00

Less:Accrued Depreciation
 Physical Curable               -0-
 Physical Incurable             -0-
 Functional Obsolescence        -0-
 Economic Obsolescence          -0-

Total Accrued Depreciation                                         -0-

Depreciated Replacement Costs: Improvements                   $2,473,001.00

Add: Land Value                                               $  525,000.00

Add: Entrepreneurial Profits (5%)                             $  125,000.00

Add: Furniture, Fixtures and Equipment                        $  108,000.00

Add: Parking, Walks, Landscaping, Porches                     $   60,000.00

Robert M. McSherry, MAI

Total All Costs and Value Components                          $3,291,801.00

INDICATED VALUE OF SUBJECT FROM
 COST APPROACH (R/T)                                          $3,290,000.00

Robert M. McSherry, MAI

                         MARKET DATA APPROACH TO VALUE
Market data is discussed in all the approaches to value. Data analysis is needed in the Cost Approach to develop a land value indication and to support costs and depreciation indicators; in the Income Approach to establish rent levels, vacancy indications, expenses, and capitalization rates; and in the Direct Sales Comparison Approach to establish comparability.

This appraiser has conducted a thorough and in-depth review in order to identify sales of similar improved properties through out the state, Unfortunately, no improved property sales which are considered true arms length transactions and comparable to the subject have been found and, accordingly, the Market Data Approach has not been completed for this particular property.

Robert M. McSherry, MAI

                        INCOME APPROACH TO VALUE

                             Introduction

The Income Approach reflects the subject's income-producing capabilities and requires an analysis of the project's probable market rent. In the comparative analysis, we have considered factors that would probably influence market acceptance of properties in the area. The factors include proximity to major traffic arteries; location; design; amenities; and the quality of management.

To develop a supportable estimate of value using the Income Capitalization Approach, realistic projections of income and expenses must be made. congregate care facilities are unique forms of real estate with many unusual characteristics, such as an intensive use of labor, costs of goods sold, expenses categories, and product identity. Therefore, special care in data gathering and analysis are required to create an estimate of the future income for the subject. The appraiser will utilize data provided by the publication, Trends in the Health Care Industry for supporting data.

The subject property is proposed at the present time and, therefore, has no historical income and expense data associated with the property.

The subject will contain 18 independent living units, 18 assisted care units and 24 mental disorder units located within a single building made up of four (4) different modular units which contains all the common area amenities required.

Robert M. McSherry, MAI

Services provided the assisted living units will include all utilities, maid service once a week, three meals per day, minimum transportation, activities with additional laundry and maid service available for an additional expense.

This appraiser has had the opportunity to appraise several assisted care facilities in both Louisiana and Mississippi over the last several years and have relied on data provided by these facilities, various industry publications and data provided by various health care consulting groups and experts in arriving at the estimated monthly rental rates and expenses including fixed expenses, operating expenses, staffing, dietary, reserves and other appropriate expenses.

This appraiser has conducted rental surveys of an adequate number of competing assisted care, private pay facilities to accurately arrive at both an economic monthly rate as well as stabilized occupancy for the subject. It is pertinent to note that although one hundred percent occupancy may result for limited periods of time, the loss of tenants throughout the year due to various reasons will result in a weighted occupancy level below this one hundred percent occupancy level which is considered typical of the industry.

The actual income and expense data of various facilities is closely held information and these individuals have requested confidentiality with respect to this actual data. Accordingly, this data has been retained in our various files.

The results of our survey and analysis indicates an economic rental rate for the assisted care units, based on the herein listed services being provided, of $1,625.00 per month for the first two years of operation and increasing to $1,750.00 per month in the third year, $1,250.00 per month for the first two years

Robert M. McSherry, MAI
and increasing to $1,310.00 per month for the third year for the independent living units and $2,650.00 per month for the first two years, increasing to $2,780.00 per month in the third year for the mental disorder units. The three year period will be required to achieve stabilized occupancy thus a stabilized net operating income for the subject property.

Inflation will impact expense projections as well and these anticipated increases have also been utilized in the Income Approach to Value.

The Income Approach to Value as it applies to the property being appraised based on economic rental rates herein quoted and utilizing a three year period in order to achieve a stabilized net occupancy and thus a stabilized net operating income is reproduced as follows:

Robert M. McSherry, MAI

                         INCOME APPROACH TO VALUE

                               Year One
Gross Annual Potential Income
 18 - Assisted Living Units @ $1,675.00/month                $  361,800.00
 18 - Independent Living Units @ $1,250.00/month             $  270,000.00
 24 - Mental Disorder Units @ $2,650.00/month                $  763,200.00

Total Gross Annual Potential Income                          $1,395,000.00

Less:Vacancy and Collection Losses
 Independent Living Units (50%)                              $  135,000.00
 Assisted Living Units (50%)                                 $  180,900.00
 Mental Disorder Units (50%)                                 $  381,600.00

Total Vacancy and Collection Loss                            $  697,500.00

Effective Gross Annual Potential Income                      $  697,500.00

Expenses:
     Administrative              $144,000.00
     Plant Operations            $125,000.00
     Dietary                     $110,000.00
     Housekeeping                $ 36,000.00
     Aides                       $110,000.00
     Activities                  $ 45,000.00
     Reserves for Replacement    $  9,000.00

Total Expenses                                               $  579,000.00

Net Operating Income                                         $  118,500.00

Robert M. McSherry, MAI

                            INCOME APPROACH TO VALUE

                                   Year Two


Gross Annual Potential Income
 18 - Assisted Living Units @ $1,675.00/month                $  361,800.00
 18 - Independent Living Units @ $1,250.00/month             $  270,000.00
 24 - Mental Disorder Units @ $2,650.00/month                $  763,200.00

Total Gross Annual Potential Income                          $1,395,000.00

Less: Vacancy and Collection Losses
 Independent Living Units (10%)                              $   27,000.00
 Assisted Living Units (25%)                                 $   90,450.00
 Mental Disorder Units (10%)                                 $   76,320.00

Total Vacancy and Collection Loss                            $  193,770.00

Effective Gross Annual Potential Income                      $1,201,230.00

Expenses:
     Administrative               $151,200.00
     Plant Operations             $137,500.00
     Dietary                      $143,000.00
     Housekeeping                 $ 37,800.00
     Aides                        $115,500.00
     Activities                   $ 47,250.00
     Reserves for Replacement     $  9,000.00

Total Expenses                                               $  641,250.00

Net Operating Income                                         $  559,900.00

Robert M. McSherry, MAI

                            INCOME APPROACH TO VALUE

                                  Year Three

Gross Annual Potential Income
 18 - Assisted Living Units @ $1,750.00/month                $  378,800.00
 18 - Independent Living Units @ $1,310.00/month             $  282,960.00
 24 - Mental Disorder Units @ $2,780.00/month                $  800,640.00

Total Gross Annual Potential Income                          $1,461,600.00

Less:Vacancy and Collection Losses
 Independent Living Units (5%)                               $   14,148.00
 Assisted Living Units (5%)                                  $   18,900.00
 Mental Disorder Units (10%)                                 $   80,064.00

Total Vacancy and Collection Loss                            $  113,112.00

Effective Gross Annual Potential Income                      $1,348,488.00

Expenses:
     Administrative               $160,000.00
     Plant Operations             $151,500.00
     Dietary                      $185,900.00
     Housekeeping                 $ 40,000.00
     Aides                        $121,500.00
     Activities                   $ 49,600.00
     Reserves for Replacement     $  9,000.00

Total Expenses                                               $  717,500.00

Net Operating Income                                         $  630,988.00

Robert M. McSherry, MAI

                       JUSTIFICATION OF CAPITALIZATION RATE

Direct Capitalization is a method used to convert a single year's income estimate into a value indication in the Income Capitalization Approach. The direct capitalization formula using an overall property capitalization rate is:
          Value / Net Operating Income = Overall Capitalization Rate

In this appraisal, the appraisers will employ two different methods to obtain an overall capitalization rate:

     1)     Band of Investment - mortgage and equity components

     2)     Underwriter's Method (derivation from debt coverage ratio)

Band of Investment
The appraisers contacted local lenders regarding rates and terms of alternate investments as well as current market rates applicable for this market.

Annual Constant - In developing the mortgage components for the Band of Investment Method, the appraisers reviewed the National Mortgage Commitment Survey conducted by the Appraisal Institute Research Department which surveyed sample lenders in various geographical regions throughout the United States. The data quoted is based on national averages and do not reflect conditions inherent in all markets. Therefore, the appraisers contacted local lenders regarding rates and terms applicable for this market area. Lenders in the local market are quoting rates at prime plus 1%, terms of 20 years. 75% and a loan-to-value ratio. The local market closely approximates the national averages for the subject property type.

Robert M. McSherry, MAI

The appraisers reviewed available data concerning current national and local quoted mortgage rates and talked to various lenders in the Louisiana area which confirm that market rates and terms for loans of the quality of the subject property are available at 9% interest rate with monthly payments amortized for a 20 year term, a 75% loan-to-value ratio. Therefore, the mortgage constant is derived to be .1079671.

Equity Dividend - Current rates of return available from alternative investment vehicles are reviewed. These alternative investments are more liquid than an investment in real estate; therefore any potential investor would expect a higher rate of return. Based on this, we have been able to conclude that a 9% equity dividend rate is required to attract investment capital to the subject property's type which is considered to be slightly more risky than other types of real estate investments.

Derivation of Capitalization Rate - The band of investment (or weighted average) formula for deriving an overall rate when the mortgage constant and equity dividend rates is known as:
                     Mortgage Percent x Mortgage Constant
                                    Plus
                     Equity Percent x Equity Dividend Rate
                                   Equals
                        Overall Capitalization Rate

                           .75 x .1079671 = .0809

                             .25 x .09 = .0225

                               Total = .10340

                               Rounded to .103

Robert M. McSherry, MAI

Underwriter's Method
In making loan decisions, institutional lenders use a debt coverage ratio
(DCR), which is the ratio of net operating income to annual debt service. This measure of constraint is frequently used by institutional lenders, who are general fiduciaries. They manage and lend the money of others, including depositors and policy holders. Because of the fiduciary responsibility, institutional lenders are particularly sensitive to the safety and profit and are anxious to avoid default and possible foreclosure. Consequently, when they underwrite income property loans, institutional lenders try to provide a cushion so that the borrower will be able to meet the debt service obligations on the loan even if the building income declines.

The debt coverage ratio may also be used to estimate the overall capitalization rate by multiplying the ratio by the mortgage loan constant
(RM) and the loan-to-value ratio (M). The debt coverage ratio, mortgage loan constant, and loan-to-value ratio have already been determined to be 1.20,
 .1079671 and .75, respectfully. The formula for derivation of an overall capitalization rate from debt coverage ratio is as follows:

                      RO = DCR x RM x M
                      RO = 1.20 X. 1079671 X .75
                      RO =.0971
                     R/T =.097

Conclusion
Based on the available information we have concluded that a 10% is the most appropriate capitalization rate which is derived from the actual band of

Robert M. McSherry, MAI
investments method and supported by the Underwriter's Method and available market data. Thus:
                     NET OPERATING INCOME
                    -----------------------     = VALUE
                   OVERALL CAPITALIZATION RATE

                         $630 988.00
                         -----------            = $6,309,880.00
                            .10

INDICATED VALUE OF SUBJECT FROM
 INCOME APPROACH (R/T)                            $6,310,000.00

Robert M. McSherry, MAI

                       DISCOUNTED CASH FLOW ANALYSIS

The subject property will require a period in excess of one year to achieve stabilized net income. In order to provide an estimate of the present value of the improvements upon completion but prior to achieving stabilized net operating income, the discounting process is utilized.

The income stream generated by the subject until stabilized income is reached is discounted into an estimate of present value and the revisionary value of the improvements as estimated upon achieving a stabilized net income is also discounted to present worth. The market indicates a discount rate of 9% to be appropriate to be utilized in discounting the income and reversion and this is based on current rates of return on alternate investments and the risk associated with the subject.

Robert M. McSherry, MAI

Present Worth of Income Stream
     Year One:     $118,500.00 x .917431 =              $  108,715.00
     Year Two:     $559,980.00 x .841680 =              $  471,323.00
     Year Three:   $630,988.00 x .772183 =              $  487,276.00

Total Present Value of Income Stream                    $1,872,474.00

Summation:
     Present Worth of Income Stream                     $1,067,276.00
     Present Worth/Reversion                            $4,872,474.00

Total                                                   $5,939,750.00

INDICATED VALUE OF SUBJECT FROM
 INCOME APPROACH/DISCOUNTED
 CASH FLOW                                              $5,940,000.00

Robert M. McSherry, MAI

                       RECONCILIATION AND FINAL VALUE

The two approaches to value have indicated the following value estimates of the property being appraised:

        COST APPROACH TO VALUE                $3,290,000.00

        MARKET APPROACH TO VALUE              N/A

        INCOME APPROACH TO VALUE
         OVERALL CAPITALIZATION RATE          $6,310,000.00
         DISCOUNTED CASH FLOW
          ANALYSIS                            $5,940,000.00

        FINAL VALUE ESTIMATE                  $6,310,000.00

The subject property is proposed construction and only preliminary plans and specifications have been provided this appraiser in order to complete the Cost Approach to Value. Costs are extremely difficult to estimate and no two competent contractors will ever agree on the actual cost to construct a property. However, this appraiser has utilized reliable sources including the Marshall Valuation Service Cost Manual as well as actual construction costs affecting a similar type property in order to complete the Cost Approach to Value and this approach is considered reflective of the cost new of the subject property.

The subject property is considered an income producing and has been valued based on it being a Going Concern. The property is under competent ownership and will have excellent management in place and the utilization of the Going Concern concept is considered appropriate with respect to this particular appraisal problem. Accordingly, the Indicated Value of the Property based on

Robert M. McSherry, MAI
stabilized net income being generated at the end of the third year is considered the best available indicator of it's current Market Value and has been accorded the greatest credence in the final analysis.

Based on the data contained within this report, other in-file data, and this appraiser's review and analysis of said data, it is our opinion that the proposed property identified as The Arbor Group of Bossier City, L.L.C. and located on Brandon Avenue within the corporate limits of Bossier City, Bossier Parish, Louisiana was estimated to have a Market Value, as of October 15, 1997, but subject to completion according to plans and specifications utilizing quality materials and workmanship throughout and also subject to the other conditions contained within this report, of:

                 SIX MILLION THREE HUNDRED TEN THOUSAND DOLLARS
                              ($6,310,000.00)
           Allocated:
                Land                                    $  525,000.00
                Improvements:                           $2,660,000.00
                Furniture, Fixtures and Equipment       $  108,000.00
                Goodwill                                $2,243,000.00

Robert M. McSherry, MAI

ADDENDA

Robert M. McSherry, MAI

                           APPRAISER'S CERTIFICATION

I certify that, to the best of my knowledge and belief....

(1)     The statements of fact contained in this report are true and correct.

(2) The reported analyses, opinions, and conclusions are limited only by the report assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinion and conclusions.

(3) I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

(4) My compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

(5) My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

(6) I have made a personal inspection of the property that is the subject of this report.

(7) No one provided significant professional assistance to the person signing this report.

(8) The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the American Institute of Real Estate Appraisers.

(9) The use of this report is subject to the requirements of the American Institute of Real Estate Appraisers relating to review by its duly authorized representatives.

(10) I am not currently certified under the voluntary continuing education program of the American Institute of Real Estate Appraisers.

Robert M. McSherry, MAI

(11) I certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

Estimated Market Value:                   --------------------------
    $6,310,000.00                         Robert M. McSherry, MAI
                                          Certified General Appraiser No. 0891
Allocated:

     Land                           $  525,000.00
     Improvements                   $2,660,000.00
     Furniture, Fixtures and
      Equipment                     $  108,000.00
     Goodwill                       $2,243,000.00

As Of:  October l5, 1997

Robert M. McSherry, MAI

                     QUALIFICATIONS OF ROBERT M. MC SHERRY, MAI
EDUCATIONAL BACKGROUND AND TRAINING:

Graduate of Louisiana State University, Baton Rouge, Louisiana, Bachelor of Science Degree in Business Administration with a Major in Finance.

     Real Estate Appraisal Course 1-A, Basic Fundamentals, Methods and Techniques, 1974, AIREA

     Real Estate Appraisal Course 1-B, Capitalization, 1975, AIREA

     Real Estate Appraisal Course VIII, Single-Family Residential Appraisal, 1974, AIREA

     Real Estate Appraisal Course II, Techniques and Application, 1976 and 1980, AIREA

     Real Estate Appraisal Course III, Rural Properties, 1979

     Real Estate Appraisal "Industrial Valuation" Course, 1984

     Seminar: R-41C - New Orleans, Louisiana, AIREA, 1978

     "Standards of Professional Practice" Course, AIREA, 1987

     "Capitalization Theory and Techniques, Part A" Course, AIREA, 1987

     "Standards of Professional Practice" Course, Appraisal Institute, 1992

PROFESSIONAL EXPERIENCE

      Real Estate Broker, State of Louisiana (1971)

      Monroe Redevelopment Agency, Monroe, Louisiana (1971)

      Ford, Bacon & Drive Construction and Engineering Company, Monroe, Louisiana (1972)

      Mississippi power and Light Company, Jackson, Mississippi (1973-1976)

      Cameron-Brown South, Inc., Mortgage Bankers, Baton Rouge, Louisiana (1976-1977)

      Real Estate Appraiser, Monroe, Louisiana (1978-1985)

Robert M. McSherry, MAI

     Real Estate Appraiser, Baton Rouge, Louisiana and Jackson, Mississippi (1985-Present)

PROFESSIONAL MEMBERSHIPS:

     Residential Member, American Institute of Real Estate Appraisers, Certification Number 1040

     Licensed Real Estate Broker, State of Louisiana

     Fee Inspector for the Louisiana Homeowners Warranty Corporation

     FNMA Approved Level III Appraiser, Number 1027135

     Member, American Institute of Real Estate Appraisers - MAI Designation
     (1981), Number 6291

     Certified Licensed General Appraiser, State of Louisiana, Number 0891

Robert M. McSherry, MAI

PHOTOGRAPHS

Robert M. McSherry, MAI

     [PICTURE OF SUBJECT PROPERTY]

     [PICTURE OF SUBJECT PROPERTY]

     [PICTURE OF SUBJECT PROPERTY]

     [PICTURE OF SITE PLAN]

     [PICTURE OF FLOOR PLAN]

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